Exhibit 10.1
SEALED AIR CORPORATION PERFORMANCE SHARE UNITS
AWARD GRANT
2011-2013
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
Name:
Performance Period: January 1, 2011 through December 31, 2013
Grant Date: March 11, 2011
TARGET AWARD
You have been granted by Sealed Air Corporation (the “Company”) a target Performance Share Units award under the Company’s 2005 Contingent Stock Plan for the three-year performance period 2011 through 2013, comprised of the following:
     Target Performance Share Units:                      units
Each Performance Share Unit (a “Unit”) will be equivalent to one share of Sealed Air Corporation common stock.
Your award is subject to the terms and conditions of the Performance Share Units Program and the Company’s 2005 Contingent Stock Plan (collectively, the “Plan Documents”). If this award agreement varies from the terms of the Plan Documents, the Plan Documents will control. A copy of the Performance Share Units Program is attached as Appendix A. The 2005 Contingent Stock Plan is included as an attachment to “Information for Recipients of Performance Share Unit Awards Under the 2005 Contingent Stock Plan of Sealed Air Corporation.”
PERFORMANCE GOALS
The number of Units you earn will depend on the performance of the Company relative to certain performance goals for the three-year performance cycle from January 1, 2011 through December 31, 2013 (the “Performance Period”). The performance goals and their relative weightings are attached as Appendix B hereto.
The determination of whether the performance goals have been met will be made by the Organization and Compensation Committee of the Company’s Board of Directors following the end of the Performance Period.
OTHER IMPORTANT INFORMATION
•	Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the Performance Period applied to the number of Units you earn, which will be subject to the performance goals and vesting provisions described above.

•	You will not earn any Units if the Company’s performance during the Performance Period is below threshold performance as set forth on Appendix B.

•	If actual performance equals or exceeds threshold performance, the number of Units earned will range from 50% to 200% of your Target Performance Share Units award based on attainment against the performance goals as set forth on Appendix B.

•	In order to receive any Units, you must remain employed with the Company through December 31, 2013, except in the case of death, disability or retirement as discussed below. If you terminate employment prior to December 31, 2013 for reasons other than death, disability or retirement, you will forfeit all Units. Other special rules apply in case of termination of employment following a Change in Control, as described below.

•	Units earned at the end of the Performance Period, if any, will be paid in actual shares of Company common stock, less the number of shares that may be withheld to satisfy applicable withholding taxes. Shares in settlement for any Units earned will be issued on or before March 15, 2014. Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time.

•	If your employment terminates due to your death or Disability (as defined in the 2005 Contingent Stock Plan) or you retire (as defined below) during the Performance Period, you (or your estate, in the event of your death) will receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period during which you were employed. The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that you would have earned if you had remained employed for the entire Performance Period prior to applying the pro rata factor. Any payout to you in case of termination of employment during the Performance Period due to death, Disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. You are considered to have retired if your employment with the Company terminates when you have at least 5 years of service and your combined age and years of service equal at least 70, but excluding termination of employment due to your death or Disability or termination of employment by the Company for cause. “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee.

•	There is no automatic vesting of your Units upon a “Change in Control” (as defined in the 2005 Contingent Stock Plan). However, the 2005 Contingent Stock Plan provides for pro rata vesting of your Units if within two years following the Change in Control your employment is terminated either by the Company without Cause or by you for “Good Reason” (also as defined in the 2005 Contingent Stock Plan).

•	The Organization and Compensation Committee retains the right in extraordinary circumstances to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the 2005 Contingent Stock Plan.

•	This award is subject to the Company’s Policy on Recoupment of Incentive Compensation, a current copy of which is attached as Appendix C.

•	Payments will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.

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FOR MORE INFORMATION.
If you have any questions about your award or Units or need additional information, contact H. Katherine White at 201-703-4145.
IN WITNESS WHEREOF, the Company has caused this Award Grant to be executed by its duly authorized officer, and you have hereunto set your hand, effective as of the Grant Date stated above.

SEALED AIR CORPORATION		EMPLOYEE

By:

Name: David H. Kelsey
Title: Sr. Vice Pres. &
Chief Financial Officer

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APPENDIX A
SEALED AIR CORPORATION
PERFORMANCE SHARE UNITS PROGRAM
PURPOSE
     The Sealed Air Corporation Performance Share Units Program (the “Program”) has been established effective as of January 1, 2008 (the “Effective Date”) to provide long-term incentive compensation to key employees who are in a position to influence the performance of Sealed Air Corporation and its subsidiaries (the “Company”), and thereby enhance shareholder value over time. The Program provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for key employees (base salary, annual incentive plan, and benefits).
ELIGIBILITY AND PERFORMANCE PERIODS
     The Committee (as defined in the “Program Administration” section of the Program) will determine which employees of the Company are eligible to participate in the Program from time to time. Participants will be selected within 90 days after the beginning of each multi-year performance cycle (“Performance Period”). Each Performance Period will be of two or more years duration as determined by the Committee and will commence on January 1 of the first year of the Performance Period. A new Performance Period will commence each year unless the Committee determines otherwise.
TARGET AWARDS
     At the time a Participant is selected for participation in the Program for a Performance Period, the Committee will assign the Participant a Performance Share Units Target Award to be earned if the Company’s target performance levels are met for the Performance Period (the “Target Award”). The Target Award will be expressed as a number of Performance Share Units under the Company’s 2005 Contingent Stock Plan and will be evidenced by a Performance Share Units award grant consistent with the provisions of the 2005 Contingent Stock Plan.
MAXIMUM AND THRESHOLD AWARDS
     At the time a Participant is selected for participation in the Program for a Performance Period, the Participant will be assigned maximum and threshold award levels, expressed as a percentage of the Target Award. Maximum award level represents the maximum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance above target performance levels. Threshold award level represents the minimum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance below target performance levels. Performance below the threshold performance award level will earn no incentive payments.
     Any award of Performance Shares hereunder shall be subject to the individual award limit applicable under the 2005 Contingent Stock Plan.
PERFORMANCE MEASURES
     Performance measures that may be used under the Program will be those “Performance Measures” defined in the 2005 Contingent Stock Plan.
PERFORMANCE GOALS
     The Committee will designate, within 90 days of the beginning of each Performance Period:
•	The performance measures and calculation methods to be used for the Performance Period;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Awards; and

•	The relative weightings of the performance measures for the Performance Period.
     The performance goals established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2).
PERFORMANCE CERTIFICATION
     As soon as practicable following the end of each Performance Period and prior to any award payments for the Performance Period, the Committee will certify the Company’s performance with respect to each performance measure used for that Performance Period.
AWARD CALCULATION AND PAYMENT
     For each Performance Period, individual incentive awards will be calculated and paid to each Participant who is still employed with the Company (subject to the special provisions below for employees who terminate employment due to death, disability or retirement) as soon as practicable following the Committee’s certification of performance for the Performance Period. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula:

Participant’s Target Award	X	Percentage of target award to be paid based on performance measure results	X	Relative weighting of performance measure	=	Amount of incentive award based on performance measure results
The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Performance Period.
     Payments from the Program to a Participant, if any, will be made in the form of one share of the Company’s common stock for each Unit earned (rounded up to the nearest whole share if such calculation otherwise would result in issuance of a fractional share). A Participant receiving an award under the Program will also receive a cash payment equal to the dividends that would have been paid during the Performance Period on the Units earned by the Participant had the Units been actual shares of Company common stock.
TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT
     If a Participant’s employment terminates due to the Participant’s death or disability (as defined in the 2005 Contingent Stock Plan) or retirement (as defined below) during the Performance Period, the Participant (or the Participant’s estate, in the event of the Participant’s death) will receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period during which the Participant was employed. The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that the Participant would have earned if the Participant had remained employed for the entire Performance Period prior to applying the pro rata factor. Payouts to Participants whose employment terminates during the Performance Period due to death, disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. A Participant is considered to have retired if the Participant’s employment with the Company terminates when the Participant has at least 5 years of service and the Participant’s combined age and years of service equals at least 70, but excluding termination of employment due to the Participant’s death or disability or termination of employment by the Company for cause. “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to the Participant and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in the Participant’s capacity as an employee.

OTHER TERMINATION OF EMPLOYMENT
     If a Participant’s employment terminates prior to the end of a Performance Period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Participant will forfeit all rights to compensation under the Program, except for any special provisions under the 2005 Contingent Stock Plan in connection with certain terminations of employment following a Change in Control or unless the Committee determines otherwise.
NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS
     Participants will become eligible for participation in the Program at their new position level beginning with the Performance Period which begins on the January 1 immediately following their hire or promotion date. No new performance awards or adjustments to awards for Performance Periods that commenced prior to a Participant’s hire or promotion date will be made.
IMPACT OF A CHANGE IN CONTROL
     Any special vesting or payment rules with respect to awards under the Program in connection with a Change in Control will be determined under the provisions of the 2005 Contingent Stock Plan.
PROGRAM ADMINISTRATION
     The Program will be administered by the Organization and Compensation Committee of the Company’s Board of Directors in accordance with the terms of the 2005 Contingent Stock Plan.
MISCELLANEOUS
     (i) Amendment and Termination. The Committee may amend, modify, or terminate the Program at any time, provided that no amendment, modification or termination of the Program shall reduce the amount payable to a Participant under the Program as of the date of such amendment, modification or termination.
     (ii) Incorporation of 2005 Contingent Stock Plan. The terms and provisions of the 2005 Contingent Stock Plan are incorporated herein by reference. In case of any conflict between this Program and the 2005 Contingent Stock Plan, the 2005 Contingent Stock Plan will control.
     (iii) Coordination With Other Company Benefit Plans. Payments under the Program will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.
     (iv) Participant’s Rights. A Participant’s rights and interests under the Program may not be assigned or transferred by the Participant. To the extent the Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Participant. Designation as a Participant in the Program for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods or to continued employment with the Company.

APPENDIX B
Name:
Target Award: __________ Performance Share Units
Threshold Award Level: 50% of Target Award
Maximum Award Level: 200% of Target Award*
* excluding any increase due to achievement of the Additional Goal and subject to the maximum under section 3 of the 2005 Contingent Stock Plan as currently in effect
Performance Goals: The percentage of the Target Award that will be earned will be based on the results of two performance metrics over the three year period. The performance metrics are:
•	Volume Growth of Net Trade Sales

•	Return on Invested Capital (ROIC)
Each metric will have a 50% performance weighting. Each metric will be calculated separately based on the targets set forth below. The results of each metric will determine the number of shares earned for that metric. The total award will be the addition of the total number of shares earned for each of the two performance metrics.
Volume Growth of Net Trade Sales:
The volume growth of net trade sales includes volume growth only. It excludes the effects of price/mix and foreign currency translation. The volume growth of net trade sales also excludes any impacts on net trade sales from the acquisition(s) or disposition(s) of a business or product. For example, should an acquisition be made in any of the target years 2011 through 2013, then the amount of sales related to the acquired business(es) or product(s) will be excluded from the volume targets in net trade sales in the years 2011 through 2013.
Also, should a disposition(s) be made in any of the target years 2011 through 2013, then the amount of sales related to the business(es) or product(s) disposed of will be excluded from the volume targets in net trade sales in the years 2011 through 2013 and the 2010 net trade sales results (base year) will be adjusted to exclude the amount of net trade sales from the disposed business(es) or product(s) using the 2010 (base year ) exchange rates. For the purpose of this adjustment, the threshold, target and maximum goals have been set as three year cumulative volume growth percentages above the 2010 (base year) reported net trade sales using 2010 (base year) reported exchange rates.
The cumulative three year volume growth over 2010 (base year) at threshold, target and maximum for the performance period follows:

	Under 7.7%	0%
Threshold:	7.7%	50%
Target:	14.9% - 16.6%	100%
Maximum:	24.2% and above	200%
Award levels based on cumulative volume growth of net trade sales between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares for this metric will be earned for three year cumulative volume growth below 7.7%.
Return on Invested Capital (ROIC):
The ROIC metric measures the average cumulative adjusted net operating profit after core tax (Adjusted NOPAT) divided by average invested capital during the three year performance period.
The core tax represents the effective tax rate adjusted for any exclusions described on pages 4 and 5 of this document.

Invested Capital equals:
Total debt
+ (Plus) Settlement liability and related accrued interest
+ (Plus) Total stockholders’ equity
- (Less) Accumulated other comprehensive income
- (Less) Cash and Cash equivalents
The three year average ROIC is calculated as follows:
Cumulative Adjusted NOPAT for 2011 through 2013
Divided by
Average Quarter End Invested Capital from 12/31/10 through 12/31/13
That result Divided by
Three (years)
The three year average ROIC at threshold, target and maximum for the performance period, subject to the exclusions set forth below, follows:

	Under 8.2%	0%
Threshold:	8.2%	50%
Target:	10.1% - 10.5%	100%
Maximum:	12.4% and above	200%
Award levels based on three year average ROIC between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares for this metric will be earned for three year average ROIC under 8.2%.
Additional Goal: If either of the above threshold levels is achieved under the Volume Growth of Net Trade Sales goal or the Return on Invested Capital goal, then the number of shares earned for each participant can be increased (if the following Additional Goal is achieved) or decreased (if the following Additional Goal is not achieved) by up to 10% of the target amount for that participant at the discretion of the Organization and Compensation Committee:
2013 safety result (TRIR) of 1.20 or better for all currently wholly-owned facilities
Fractional Shares: Fractional shares earned based on the Volume Growth of Net Trade Sales goal, the Return on Invested Capital Goal and, if applicable, the Additional Goal will be rounded up to the nearest whole share. No fractional shares will be issued.
Exclusions for calculation of ROIC:
The performance goals above shall exclude the effect of the following:
a.	All restructuring charges reported or accounted for in the 2011 through 2013 consolidated financial statements as “restructuring charges,” and restructuring programs (including all unbudgeted charges, all restructuring related expense such as termination benefits and equipment relocation related to the company’s global manufacturing strategy) if approved by the Board of Directors no later than December 31, 2013. This exclusion shall include all restructuring charges approved by the Board of Directors before 2011 that are recorded during 2011through 2013. For any restructuring programs approved during 2011 through 2013 for which charges have been excluded, any expense credits related to such programs will also be excluded.

b.	All charges related to impairment of goodwill in the calculation of operating expense or operating profit.

c.	All expenses (including litigation-related costs and expenses), liabilities and accruals related to or arising from: (i) any liabilities that W.R. Grace & Co. or any of its subsidiaries had agreed to assume or as to which any of them indemnified the Corporation or any of its subsidiaries under any of the agreements entered into in connection with the Cryovac Transaction (as defined in the Corporation’s Financial Statements included in the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002); (ii) any claim or lawsuit alleging that the Corporation or any of its subsidiaries is or may be liable for any liabilities of W. R. Grace & Co., Fresenius Medical Care Holdings, Inc., or any of their respective affiliates under any legal theory, including without limitation any claim based on fraudulent transfer, fraudulent conveyance, successor liability, or contractual obligation; (iii) any costs incurred to settle the aforementioned liabilities, claims and lawsuits; or (iv) any payment that the Corporation or any of its subsidiaries may be required to make to any trust fund established under federal law providing for the resolution of claims for bodily injury caused by asbestos exposure.

d.	All expenses related to capital markets transactions authorized by the Board of Directors. Such transactions will include the repurchase of bonds and stock to the extent included in the calculation of operating expense or operating profit.

e.	The effect (including related expenses) of any acquisition or disposition transactions, whether or not closed during 2011 through 2013, provided that, as to transactions closed during 2011 through 2013 that were large enough to require Board of Director approval, the Board of Directors has approved such transactions. However, the effect of any acquisition or disposition that closed prior to 2011 shall not be excluded.

f.	The effect of any accounting changes implemented during 2011 through 2013, such as IFRS or the discontinuance of the Last-in, First-out (LIFO) method for calculating the value of inventory in the United States.
Discretion:
Regardless of any provision of the 2005 Contingent Stock Plan to the contrary, the Organization and Compensation Committee will not exercise its discretion to adjust any award downward below the amount that would otherwise be payable except in extraordinary circumstances.

APPENDIX C
SEALED AIR CORPORATION
POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION
FROM EXECUTIVES IN THE EVENT OF CERTAIN RESTATEMENTS
As amended for performance periods beginning on or after January 1, 2010
The Organization and Compensation Committee of the Board of Directors has approved the policy that the Company will, to the extent permitted by governing law, require reimbursement to the Company of all or a portion of any annual incentive compensation (whether payable in cash or by an award under the 2005 Contingent Stock Plan) and any Performance Share Units awards under the 2005 Contingent Stock Plan awarded to any executive officer of the Company or to the leader of any business unit or function of the Company for performance periods beginning on or after January 1, 2010, where:
(a)	the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement due to error or misconduct (regardless of the executive officer’s or leader’s responsibility for such error or misconduct), and

(b)	either no payment or award, or a lower payment or award, would have been made to the officer or leader based upon the restated results.
In each case, upon a determination to seek recovery by the Board of Directors, the Company will, to the extent practicable, seek to recover the amount by which the officer’s or leader’s annual incentive compensation and/or Performance Share Units award for the relevant period exceeded the lower amount that would have been paid or awarded (or the entire amount, if nothing would have been paid or awarded). This may include the cancellation of all or a portion of unvested awards or unpaid awards (or a delay in payment of any such awards while financial results are under review by the Company).
In addition, any person who is subject to forfeiture of compensation or profits from the sale of the Company’s securities under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of such compensation and profits.
In addition to these reimbursements, the Company may take any other actions that it deems appropriate to remedy any fraud or misconduct related to the restatement based on a consideration of the relevant facts and circumstances. These remedies would be in addition to any actions imposed by law enforcement agencies, regulators, or other authorities.

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